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                                                                    EXHIBIT 99.1





FOR IMMEDIATE RELEASE

                      DART GROUP ANNOUNCES REFINANCING OF
                         SHOPPERS FOOD WAREHOUSE CORP.


Landover, MD... June 25, 1997 ... Dart Group Corporation (NASDAQ: DARTA) today announced that its subsidiary, Shoppers Food Warehouse Corp., has agreed to sell $200 million of its 9 3/4% Senior Notes due 2004.

The Senior Notes will not be registered under the Securities Act of 1933 and may not be sold in the United States absent registration or an applicable exemption from registration.

The net proceeds of the offering will be approximately $193.5 million.
Shoppers Food will use approximately $143.5 million of the net proceeds to repay its Increasing Rate Notes due 2000 (including interest through the date of redemption), which currently bear interest at the rate of 10% per annum.
The remaining net proceeds will be available to Dart if and when Dart consummates a settlement with Herbert Haft and/or Robert, Gloria and Linda Haft or, if not used for such a settlement by June 30, 1998, will be used to redeem $50 million of the Senior Notes at 101% of the principal amount thereof.

Shoppers Food operates 34 supermarkets in the greater Washington, D.C. area. In addition to its ownership of Shoppers Food, Dart operates retail discount auto parts stores through Trak Auto Corporation, retail discount bookstores through Crown Books Corporation and retail discount beverage stores through Total Beverage Corporation.



            Financial Contact:       Mark A. Flint
                                     Dart Group Chief Financial Officer
                                     301-226-1402

                                     Larry G. Schafran
                                     Chairman, Dart Group Executive Committee
                                     301-226-1502

            Media Contact:           Marina Ein
                                     202-223-2922






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